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                                                              EXHIBIT 24.(vi)


                 [LETTERHEAD OF PRICE WATERHOUSE APPEARS HERE]



1 May 1996


To The Board of Directors
California Pellet Mill Europe Limited
West March
Diversity
Northants
NNT 4SA

Dear Sirs,

We have audited the balance sheet of California Pellet Mill Europe Limited ("The Company") as of 31 December 1995, and the related profit and loss account and statements of changes in cash flows and changes in shareholders' equity for the year ended 31 December 1995, all expressed in pounds sterling and prepared on the basis set forth in the financial statements (not separately presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with United States generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of the Company at 31 December 1995 and the results of the Company's operations and its cash flows for the year ended 31 December 1995 in conformity with generally accepted accounting principles in the United Kingdom.


Yours faithfully,


/s/ Price Waterhouse

PRICE WATERHOUSE                                                     1 May 1996